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LEASE                                                              Exhibit 10.22

SECTION 1- BASIC LEASE PROVISIONS

      1.01. Date and Parties. This lease ("Lease") is made as of July 1, 2003, between WESTWOOD PROPERTY HOLDINGS LLC, a New Jersey limited liability company ("Landlord"), and WESTWOOD COMPUTER CORPORATION, a New Jersey corporation, with offices at 11 Diamond Road, Springfield, New Jersey ("Tenant").

      1.02. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain real property and the improvements thereon (the "Premises") located at 11 Diamond Road, Springfield, New Jersey (the "Building"), which Premises contain approximately 2,662 square feet of space which comprises the entire Building and are shown on the plan attached hereto as Exhibit A. Tenant shall have the nonexclusive right to the use of the common areas in the Building and the land (the "Land") on which the Building is located including elevators, sidewalks, parking areas, driveways, hallways, stairways, public bathrooms, common entrances, lobby, and other similar public areas and access ways. Upon reasonable prior notice to Tenant, Landlord may change the common areas if the changes do not adversely interfere with Tenant's access to or use of the Premises.

      1.03. Use. Tenant shall use the Premises as a business office and warehouse and/or to provide other business services conducted or offered by Tenant or its subsidiaries or other related entities.

      1.04. Term. The term of this Lease (the "Term") shall commence on July 1, 2003 (the "Commencement Date") and shall end on the ten-year anniversary of the Commencement Date, unless sooner terminated as herein provided.

                                SECTION 2 - RENT

      2.01. Base Rent. Tenant covenants and agrees to pay Landlord in lawful currency of the United States in advance on the first (1st) day of each month during the Term without any previous notice or demand therefor and without any offset or deduction, the following annual base rent in the following monthly installments (the "Base Rent"):

      Lease Year  Annual Base Rent        Monthly Installments
      ---------   ----------------        --------------------

      2003-2013     $233,000.00           $19,416.66

      As used herein, the term "Lease Year" shall refer to the first twelve (12) months of the Term and thereafter to each (12) month period during the Term. If the Term does not begin on the first day or end on the last day of a month, the Base Rent for that partial month shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the




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number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.

      2.02. Utility Expenses Payment by Tenant. Tenant shall contract directly with all utility service providers and shall promptly pay all charges for water, gas, heat, electricity and any other utilities or services used or furnished to the Premises.

      2.03. Taxes.

      2.03(a). Payment by Tenant. It is the purpose and intent of Landlord and Tenant that the rental as herein provided shall be absolutely net to the Landlord, so that this Lease shall yield to Landlord the rent specified hereinabove and accordingly that all taxes, insurance, maintenance and other expenses of any type or nature shall be solely the responsibility of Tenant unless otherwise specifically provided herein. With such intent in mind, Tenant agrees that it shall pay, in addition to all other sums agreed to be paid by it in this Lease, all real property taxes and assessments against the real estate and improvements constituting the Premises which fall due during the term of this Lease. Such taxes and assessments shall be prorated for any partial lease years. Tenant shall have the right to protest taxes either in its own name or in the name of Landlord and Landlord shall cooperate to whatever extent necessary to protest said taxes, all at the sole expense of Tenant. In contesting any such taxes, Tenant shall obtain such bonds or take such other action as may be necessary to assure that liens or lien rights do not attach to the Premises. Tenant shall be solely responsible and shall pay for all personal property taxes on all personal property, inventory and fixtures owned by it or located in or about the Premises which accrue during the term of this Lease.

      2.03(b). Limitation. It is expressly agreed, however, that Tenant shall not be obligated to pay any capital levy or corporate franchise tax levy imposed upon Landlord or any estate, inheritance, succession or transfer tax upon the passing of Landlord's interest in the Premises, or any income tax, profits tax, excise tax or other tax or charge that may be payable or chargeable to the Landlord under any present or future law of the United States or State of New Jersey or imposed by any political or taxing subdivision thereof, or any governmental agency, upon or with respect to the rent received by Landlord under this Lease.

      2.03(c). Tax Refund. If Landlord receives a refund of any portion of Taxes that were paid by Tenant, then Landlord shall reimburse to Tenant the refunded Taxes, less the actual costs of Landlord in contesting such Taxes.

      2.04 Common Area Maintenance.

      2.04(a) Payment by Tenant. Tenant shall be solely responsible for and shall promptly pay its proportionate share of all costs and charges associated with common area maintenance charges ("CAM Charges") as defined herein, within thirty (30) days after receipt of Landlord's written demand therefor. Tenant's proportionate share shall be 100%. Upon request Landlord shall provide Tenant with copies of the invoices constituting the CAM charges. CAM charges shall mean all expenses, costs and disbursements of every kind and nature incurred in connection with the maintenance, repair, replacement and operation of the common areas equipment,

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facilities, and components (together, "common areas") of the Building, including but not limited to the following: (1) cost of wages and salaries of all employees engaged in the operation and maintenance of the common areas of the Building, including but not limited to payroll taxes, insurance and benefits;
(2) cost of all supplies and materials used in the building; (3) cost any utilities which are not submetered directly to tenant spaces; (4) costs incurred under all maintenance and service agreements for the common areas of the Building, including but not limited to security (if any), trash removal, snow and ice removal and landscaping; (5) cost of repairs and general maintenance to the common areas of the Building; (6) costs of repairs replacements and general maintenance to the common areas of the Premises, including the parking areas, all sidewalks and other common facilities, and to furnish, supply and maintain in good order and repair all HVAC, plumbing, sprinkler and electrical systems serving the Premises, doors, roof drainage systems, the roof, foundation and other structural portions of the Building, provided that any capital expenditures shall be amortized on a straight line basis over the useful life of the improvement for which the expenditure is made; (7) property management fees and expenses, cost of audit and accounting services; (8) the costs of any improvements required or made necessary by changes in law after the date hereof;
(9) cost of any licenses or permits required by any public authority. For purposes of this provision, CAM charges shall not include (a) the cost of capital improvements (except as expressly provided above), (b) the costs of tenant improvements, maintenance and repairs within tenant spaces, (c) ground rent or debt service, (d) depreciation, or (e) leasing commissions.

                       SECTION 3 - AFFIRMATIVE OBLIGATIONS

      3.01. Compliance with Laws.

      3.01(a). Landlord's Compliance. Landlord shall comply with all applicable laws, ordinances, rules, and regulations of governmental authorities, including without limitation, the Americans With Disabilities Act of 1990 (collectively "Applicable Laws") regarding or applicable to the Premises, Building, Land and common areas except to the extent Tenant must comply under paragraph 3.01(b). Landlord's costs of complying with such laws may be billed back to Tenant through CAM.

      3.01(b). Tenant's Compliance. Tenant shall comply with all Applicable Laws
(i) regarding the physical condition of the Premises, but only to the extent the Applicable Laws pertain to the particular manner in which Tenant uses the Premises and (ii) that do not relate to the physical condition of the Premises but relate to the lawful use of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, and illegal business operations, such as gambling.

      3.02. Services and Utilities.

      3.02(a). Services. Tenant shall provide at its expense, the following services:

            (i) Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn

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                        from fixtures in the Premises and/or on the floor on
                        which the Premises are located;

            (ii) Electricity to the Premises that provides electric current in reasonable amounts necessary for normal office use, lighting, and HVAC;

            (iii) Convenient restroom facilities as part of the common areas of the Building for use of Tenant, its employees, invitees and customers; and

            (iv) Operation and maintenance of the common areas (including without limitation, the restrooms) in good order and repair and in a clean and neat condition. Such operation and maintenance shall include, without limitation, cleaning, HVAC, illumination, snow shoveling, deicing, repairs, replacements, lawn care, and landscaping, if applicable.

      3.02(b). 24 Hour Access. Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord may temporarily close the Building only if required because of a life-threatening situation or Building-threatening situation. Landlord shall use its best efforts to close the Building during Tenant's nonbusiness hours only.

      3.03  Repairs and Maintenance.

      3.03(a). Tenant's Care of Premises. Tenant agrees that it shall, at its own cost and expense, make all repairs of whatever kind and nature, foreseen or unforeseen, as may be required to keep the Premises and fixtures thereon in good condition and repair. Without limiting the generality of the foregoing, Tenant shall be responsible for all exterior repairs, including walls, roof, parking area, driveways and landscaping, and shall further be solely responsible to keep the whole and every part of the interior of the Premises and all property and improvements situated therein in good repair, including without limitation all plumbing, heating and electrical installations and equipment, air conditioning equipment, hardware, doors and windows, plateglass, interior painting and decorating. In the event any repairs are covered by insurance, the same are to be paid for by the insurance proceeds aforesaid. Notwithstanding the above, Landlord shall be responsible for the repairs noted on the attached Exhibit B up to the. dollar amount shown thereon.

      3.03(b). Landlord's Repairs. If Tenant refuses and neglects to repair promptly the Premises as required in paragraph 3.03(a) hereof, in a reasonable time after written demand by Landlord, then Landlord may make such repairs without liability to Tenant for any loss or damage that may occur to Tenant's merchandise, fixtures and/or other property, or to the loss of

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business occasioned by reason thereof, and Tenant shall reimburse Landlord for the cost thereof on demand.

      3.03(c). Time for Repairs. Repairs or replacements required under paragraphs 3.03(a) or 3.03(b) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

                     SECTION 4 - NEGATIVE OBLIGATIONS

      4.01. Alterations.

      4.01(a). Consent. As used herein, the term "Alterations" means alterations, additions, substitutions, installations, changes and improvements to the Premises made after the Commencement Date, but excludes minor decorations. Tenant shall not make structural Alterations without the Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may, however, make nonstructural Alterations to the Premises without Landlord's consent, provided that such Alterations do not adversely affect the Building's value or structural strength. Landlord may condition its consent to structural Alterations on the requirement that Tenant shall remove the Alterations and repair any damage caused by such removal on or before the expiration or sooner termination of this Lease.

      4.01(b). Payment and Ownership of the Alterations. Alterations made under this paragraph 4.01 shall be at Tenant's expense. All Alterations shall belong to Landlord upon the expiration or sooner termination of this Lease, except for those Alterations required to be removed by Tenant, if any, under paragraph 4.01(a). Notwithstanding the foregoing, Tenant may remove at any time its trade fixtures, furniture, equipment, and other personal property if Tenant promptly repairs any damage caused by their removal.

      4.02. Assignment and Subleasing.

      4.02(a). Consent Required. Tenant may assign this Lease or sublet all or any part of the Premises for any lawful purpose provided that Landlord gives its prior written consent to such assignment or subletting, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord's determination that the proposed assignee or subtenant does not have the financial credibility equal to or greater than Tenant or that the proposed assignee or subtenant's use is not of a character or quality reasonably acceptable to Landlord, shall be a reasonable basis for Landlord to withhold its consent.

      4.02(b). Consent Not Required. Notwithstanding the provisions of paragraph 4.02(a), Tenant shall have the right, without obtaining Landlord's consent, to sublet all or any part of the Premises or to assign this Lease to (i) any corporation, partnership, limited liability company, trust, association or business organization directly or indirectly controlled by Westwood Computer Corporation or any successor to Westwood Computer Corporation, (ii) any corporation resulting from the consolidation or merger of Tenant into or with any other entity or

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(iii) any person, firm, entity or corporation acquiring a majority of Tenant's issued and outstanding stock or a substantial part of Tenant's physical assets.

      4.02(c). Conditions. Any sublease hereunder shall be subject and subordinate to the terms and conditions of this Lease and shall not have a term extending beyond the Term of this Lease. In the event of any assignment or subleasing, Tenant shall remain liable for all tenant obligations under this Lease. Landlord's consent to one sublease or assignment shall not be deemed a waiver of the consent requirement for future assignments or subleases.

                    SECTION 5 - INSURANCE AND INDEMNIFICATION

      5.01. Insurance.

      5.01(a). Building Insurance. Tenant shall keep the Building insured against damage and destruction by fire, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building.

      5.01(b). Property Insurance. Tenant shall keep its personal property and trade fixtures in the Premises and Building insured with "all risks" insurance in an amount to cover one hundred percent (100%) of the replacement cost of the property and fixtures.

      5.01(c). Liability Insurance. Tenant shall maintain comprehensive commercial general liability insurance, including public liability, premises and operations, completed operations, broad form property damage, contractual liability and personal injury coverages, with a minimum combined single limit of liability of no less than five million dollars ($5,000,000.00) for bodily injuries, deaths or property damage.

      5.01(d). Waiver of Subrogation. Each party waives claims arising in any manner in its ("Injured Party's") favor and against the other party for loss or damage to Injured Party's property located within or constituting a part or all of the Building, but only to the extent the loss or damage is covered by the greater of (i) the Injured Party's insurance or (ii) the insurance the Injured Party is required to carry under this Section 5. This waiver also applies to each party's directors, officers, employees, shareholders, and agents. This waiver does not apply to claims caused by a party's willful misconduct.

      5.01(e). Insurance Criteria. Insurance policies required by this Lease shall (i) be issued by responsible insurance companies licensed to do business in the state of New Jersey and reasonably acceptable to the nonprocuring party,
(ii) name the nonprocuring party as an additional insured as its interest may appear, (iii) provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days' advance notice is given to the nonprocuring party, (iv) be primary policies and not as contributing with, or in excess of, the coverage that the other party may carry,
(v) be permitted to be carried through a "blanket policy" or "umbrella" coverage and (vi) be maintained during the entire Term and any extensions thereof.

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      5.01(f). Evidence of Insurance. By the Commencement Date and upon each renewal of its insurance policies, Tenant shall give certificates of insurance to the other party. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.01(e). The policies shall be renewed or replaced and maintained by the party responsible for that policy. If Tenant fails to give the required certificate within thirty (30) days after notice of demand for it, the Landlord may obtain and pay for that insurance and receive reimbursement from Tenant.

      5.02. Indemnification.

      5.02(a). Tenant's Indemnity. Tenant hereby indemnifies, defends and holds Landlord harmless from all claims, liabilities, obligations, damages, penalties, costs and expenses (including reasonable attorneys' fees and disbursements) (collectively, "Claims") for personal injury, death, or property damage occurring in or about the Premises or Building caused by or arising out of the negligence or willful misconduct of Tenant, its agents, employees, or invitees. When a Claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant's agents, employees, or invitees, Tenant's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.

      5.02(b). Landlord's Indemnity. Landlord hereby indemnifies, defends, and holds Tenant harmless from Claims for personal injury, death, or property damage occurring in or about the Premises or Building caused by or arising out of the negligence or willful misconduct of Landlord, its agents, employees, or invitees. When a Claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord's agents, employees, or invitees, Landlord's duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord's allocable share of the joint negligence or willful misconduct.

      5.02(c). Release of Claims. Notwithstanding paragraphs 5.02(a) and (b), the parties hereby release each other from any Claims either. party ("Injured Party") has against the other, but only to the extent the Claim is covered by the Injured Party's insurance or the insurance the Injured Party is required to carry under Section 5, whichever is greater.

                          SECTION 6 - LOSS OF PREMISES

      6.01. Damages.

      6.01(a). Definition. As used herein, "Relevant Space" means (i) the Premises as defined in paragraph 1.02, (ii) access to the Premises, and (iii) any part of the Building that provides essential services to the Premises.

      6.01(b). Repair of Damage. If the Relevant Space is damaged in part or whole from fire or any other cause and the Relevant Space can be substantially repaired and restored within one hundred twenty (120) days from the date of the damage using standard working methods and

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procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred twenty
(120) days from the date of the damage unless the delay is due to causes beyond Landlord's reasonable control. If the Relevant Space cannot be repaired and restored within the one hundred twenty (120) day period, then either party may, within thirty (30) days after the determination that the repairs and restoration cannot be made within one hundred twenty (120) days, terminate this Lease by giving written notice to the other party. If the parties cannot agree in writing whether the repairs and restoration will take more than one hundred twenty (120) days to make, then the determination will be made by an independent, licensed architect acceptable to both parties. The fee of such architect shall be borne equally by both parties. If the Lease is not terminated, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage.

      6.01(c). Tenant's Other Termination Rights. If it is determined the Relevant Space can be repaired and restored within the one hundred twenty (120) day period, but Landlord fails to repair and restore the Relevant Space within one hundred twenty (120) days from the date of the damage, then Tenant may terminate this Lease at any time after the one hundred twentieth (120th) day following the date of damage. Furthermore, if the Relevant Space is damaged during the last twelve (12) months of the Term or any extension thereof, then Tenant may terminate this Lease by giving Tenant written notice within thirty
(30) days of the date of damage. Tenant shall not be able to terminate this Lease if its willful misconduct causes the damage.

      6.01(d). Abatement. In the event the Relevant Space is damaged, the Base Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice is given to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever is first.

      6.01(e). Tenant's Property. Notwithstanding anything in this Section 6, Landlord is not obligated to repair or restore damage to Tenant's trade fixtures, furniture, equipment, or other personal property.

      6.01(f). Landlord's Other Termination Rights. Landlord may terminate this Lease if a substantial part of the Building is damaged and (i) any mortgagee of the Building shall not allow adequate insurance proceeds to be utilized for repair and restoration, (ii) the damage is not covered by insurance required by paragraphs 5.01(a) and (b) or (iii) this Lease is in the last twelve (12) months of its Term or any extension thereof. To terminate, Landlord must give written notice to Tenant within thirty (30) days after the Landlord knows of the damage. The notice must specify the termination date, which shall be at least thirty
(30) but not more than sixty (60) days after the date notice is given.

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      6.02. Condemnation.

      6.02(a). Definitions. The terms "eminent domain", "condemnation", "taking", and the like in paragraph 6.02 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

      6.02(b). Entire Taking. If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically terminate on the earlier of (i) he date title vests, or (ii) the date Tenant is dispossessed by the condemning authority.

      6.02(c). Partial Taking. If the taking of a part of the Premises materially interferes with Tenant's ability to continue its business operations in substantially the same manner and space then Tenant may terminate this Lease on the earlier of (i) the date when title vests, or (ii) the date Tenant is dispossessed by the condemning authority. If there is a partial taking and this Lease continues, then this Lease shall end as to the part taken and the Base Rent and Additional Rent shall abate in proportion to the part of the Premises taken.

      6.02(d). Termination by Landlord. If title to a part of the Building other than the Premises is condemned, and in the Landlord's reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may terminate this Lease by giving notice to Tenant. Termination notice shall be given within sixty (60) days following the date title vested. This Lease shall end on the date specified in the termination notice, which date shall be at least thirty (30) days but not more than ninety (90) days after the date notice is given.

      6.02(e). Repair. If the Lease is not terminated as provided in paragraphs 6.02(b), (c), or (d), then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the condemnation award received for the damage.

      6.02(f). Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding anything in this paragraph 6.02(f) to the contrary, Tenant may claim and recover from the condemning authority a separate award for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant and any other award that would not substantially reduce the award payable to Landlord.

                               SECTION 7 - DEFAULT

      7.01. Tenant's Default.

      7.01(a). Defaults. Each of the following constitutes a default
("Default"):

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            (i)         Tenant's failure to pay Base Rent or Additional Rent
                        provided that Tenant shall be entitled to ten (10) days written notice from Landlord of Tenant's failure to pay Base Rent or Additional Rent two times per calendar year;

            (ii) Tenant's failure to perform or observe any other Tenant obligation under this Lease after a period of thirty
                        (30) days after it receives written notice from Landlord setting forth in reasonable detail the nature and extent of the failure, provided that Tenant shall not be in Default if such failure is not reasonably susceptible to cure within thirty (30) days, and Tenant has commenced to cure the failure within said thirty (30) day period and diligently prosecutes same to completion; and

            (iii) Tenant's failure to vacate or stay any of the following within ninety (90) days after they occur: (A) a petition in bankruptcy is filed by or against Tenant, (B) Tenant is adjudicated as bankrupt or insolvent, (C) a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property, or (D) Tenant makes an assignment for the benefit of creditors.

      7.02. Landlord's Remedies.

      7.02(a). Remedies. If Tenant commits a Default under paragraph 7.01, Landlord may, in addition to any other remedies Landlord may have under the law,
(i) terminate this Lease, and Tenant shall then surrender the Premises to Landlord, and/or (ii) enter and take possession of the Premises pursuant to process of law and remove Tenant, with or without having ended the Lease. Tenant waives claims for damages by reason of Landlord's reentry or repossession and for damages by reason of any legal process. Landlord's exercise of any of its remedies or its receipt of Tenant's keys shall not be considered an acceptance or surrender of the Premises by Tenant. A surrender must be agreed to in a writing signed by both parties.

      7.02(b). Rent. If Landlord terminates this Lease or ends Tenant's right to possess the Premises because of a Default, Landlord may hold Tenant liable for Base Rent, Additional Rent, and other indebtedness accrued to the date the Lease ends. Tenant shall also be liable for the Base Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term.

      7.02(c). Other Expenses. Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant's Default:

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            (i)         reasonable broker's fees incurred by Landlord for
                        reletting part or all of the Premises, prorated for that part of the reletting term ending concurrently with the then current Term of this Lease;

            (ii)        the cost of removing and restoring Tenant's property;

            (iii) the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and

            (iv) other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

      7.02(d). Mitigation_ In the event of a Default by Tenant, Landlord shall mitigate its damages by making reasonable efforts to relet the Premises on reasonable terms. Landlord may relet for a shorter or longer period of time than the Lease Term and make any necessary repairs or alterations. Landlord may relet on any reasonable terms including a reasonable amount of free rent. If Landlord relets for a period of time longer than the current Lease Term, then any special concessions given to the new tenant shall be allocated throughout the entire reletting Term to not unduly reduce the amount of consideration received by Landlord during the remaining period of Tenant's Term.

      7.03. Landlord's Default. Landlord's failure to perform or observe any of its obligations under this Lease within thirty (30) days after Landlord receives written notice from Tenant setting forth in reasonable detail the nature and extent of the failure shall constitute a Default, provided that Landlord shall not be in default if such failure is not reasonably susceptible to cure within thirty (30) days, and Landlord has commenced to cure the failure within said thirty (30) day period.

      7.04. Self-Help. If either party commits a Default ("Defaulting Party"), the other party ("Nondefaulting Party") may, without being obligated and without waiving the Default, cure the Default. The Nondefaulting Party may enter the Premises or Building to cure the Default. The Defaulting Party shall pay the Nondefaulting Party, upon demand, all costs, expenses, and disbursements incurred by the Nondefaulting Party to cure the Default.

      7.05. Survival. The remedies permitted by Section 7, the parties' indemnities in paragraph 5.02, and Landlord's obligation to mitigate damages in paragraph 7.02(d) shall survive the termination of this Lease.

                    SECTION 8 - SUBORDINATION/NONDISTURBANCE

      8.01. Subordination. This Lease is automatically subordinate to prior or subsequent mortgages or deeds of trust covering the Premises, provided that Landlord shall use reasonable

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efforts to cause the holder of any mortgage or deed of trust to execute a subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant.

      8.02. Estoppel Certificate. Either party (the "Answering Party") shall from time to time, within twenty (20) days after receiving a written request by the other party (the "Asking Party"), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify (i) the accuracy of the Lease documents, (ii) the Commencement Date and expiration date of the Term of this Lease, (iii) hat this Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification, (iv) whether to the Answering Party's knowledge the Asking Party is in Default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim, or demand and (v) to other correct and reasonably ascertainable facts regarding the Lease, as reasonably requested by the Asking Party.

      8.03. Quiet Possession. Landlord warrants that it holds legal title to the Premises and, subject to the terms and conditions of this Lease, Landlord warrants that so long as Tenant is not in Default, Tenant's peaceable and quiet possession and enjoyment of the Premises shall not be disturbed.

                          SECTION 9 - LANDLORD'S RIGHTS

      9.01. Rules. Tenant, its employees and invitees, shall comply with reasonable rules ("Rules") for the safety, care, order or cleanliness of the Building and common area that Landlord may establish from time to time, provided Tenant is given thirty (30) days' advance written notice of any such Rules. If any Rule conflicts with or is inconsistent with any provision of this Lease, the Lease provision controls. Although Landlord is not responsible for another tenant's failure to observe the Rules, Landlord shall not enforce the Rules against Tenant in a discriminatory manner.

      9.02. Mechanic's Liens. Tenant shall, within thirty (30) days after receiving notice of any mechanic's lien for material or work claimed to have been furnished to the Premises on Tenant's behalf and at Tenant's request, except for work contracted by Landlord, discharge the lien or post a bond equal to the amount of the disputed claim. Tenant shall indemnify, defend, and hold Landlord harmless from losses incurred from such liens. If Tenant does not discharge the lien or post the bond within the thirty (30) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.

      9.03. Right to Enter.

      9.03(a). Permitted Entries. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to (i) make repairs, alterations, improvements, and additions required or permitted by this Lease,
(ii) comply with Applicable Laws under paragraph 3.01, (iii) show the Premises to prospective lenders or purchasers and, during the ninety (90) days immediately

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before this Lease ends, to prospective tenants, accompanied, if requested by
Tenant, by a Tenant representative, (iv) post notices of nonresponsibility, and
(v) post "For Sale" signs and, during the one hundred and twenty (120) days immediately before this Lease ends, post "For Lease" signs.

      9.03(b). Entry Conditions. Notwithstanding paragraph 9.03(a), all entries to the Premises made by Landlord shall be subject to the following conditions:
(i) except in the case of an emergency, Landlord shall give Tenant reasonable prior notice, (ii) Landlord shall comply with Tenant's reasonable security requirements and procedures, (iii) all work performed by Landlord during such entries shall be performed so as to minimize the extent and duration of any interference to Tenant's business and after completion of such work, Landlord shall restore the Premises as nearly as practicable to the condition of the Premises before commencement of such work and (iv) if Landlord's entry materially and substantially interferes with the conduct of Tenant's business (and the entry was not necessitated because of Tenant's negligence or willful misconduct), Base Rent and Additional Rent shall abate in proportion to the extent of the interference.

      9.04. Holdover. If Tenant continues occupying the Premises after the Term ends, then Tenant shall pay by the first day of each month one hundred twenty-five percent (125%) the amount of Base Rent and Additional Rent due in the last full month immediately preceding the holdover period, plus any additional Rent due hereunder. Landlord shall retain all of its remedies against Tenant in the event Tenant holds over without Landlord's written consent.

                              SECTION 10 -- OPTIONS

      10.01. Options to Extend. Tenant is hereby granted the option to extend the term of this Lease for three (3) additional periods of five (5) years each (each such five-year period shall be referred to as an "Extension Term"). Each Extension Term shall be upon the same terms and conditions of this Lease, except that Base Rent shall be as set forth below. To exercise any of its options, Tenant must not be in Default at the time it exercises the option and must give notice (the "Extension Notice") to Landlord that Tenant is exercising the option at least one hundred twenty (120) days before the end of the initial Term or the then current Extension Term, as the case may be.

      10.02. Extension Term Rent. The Base Rent during the Extension Term shall be one hundred fifteen percent (115%) of the Base Rent for the prior Term or prior Extension Term (as appropriate) for the Premises (the "Extended Term Rent").

                         SECTION 11- HAZARDOUS MATERIALS

      11.01. Definition. As used herein, "Hazardous Material" means:
(i)(.)"hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. 'SS'9601, et seq., or the Hazardous Materials
Transportation Act, 49 U.S.C. 'SS'1801, all as amended and amended after this date; (ii) "hazardous wastes," as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 'SS'6901, et seq., as amended and amended after this date; (iii)

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any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended or amended after this date; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. 'SS'2011, et seq., as amended and amended after this date; (vi) asbestos in any form or condition; and (vii) polychlorinated biphenyls (PCBs) or substances or compounds containing PCBs.

      11.02. Landlord's Representation and Obligations. Landlord hereby represents, warrants and agrees that, to the best of its knowledge, and except as disclosed in the Phase I report conducted by The Whitman Companies, Inc. dated August 23, 1994, and the Phase II report conducted by Accutech Environmental Services, Inc. dated February 1, 1995, there is no Hazardous Material in or on the Premises. If during the Term of this Lease or any extensions thereof Hazardous Material not introduced by Tenant is discovered in or on the Premises, Landlord shall at Landlord's expense remove or take other accepted abatement measures with respect to the Hazardous Materials in compliance with and as required by all Applicable Laws. Landlord shall defend, indemnify and save Tenant harmless from and against any Claims arising out of any breach of any of the foregoing representations, warranties or agreements of Landlord.

      11.03. Tenant's Obligations. Tenant shall not cause or allow the generation, treatment, storage or disposal of Hazardous Material on or near the Premises other than in full compliance with all applicable laws, rules and regulations. Tenant shall indemnify and hold Landlord harmless from and against all Claims, arising out of any Hazardous Material introduced to or on the Premises by Tenant.

      11.04. Tenant's Acknowledgement. Tenant acknowledges the existence of the proper removal of an underground oil storage tank on the property, the discovery of oil contamination associated with leakage from that tank and the remediation and ongoing monitoring of such condition.

                           SECTION 12 - MISCELLANEOUS

      12.01. Broker's Warranty. The parties warrant that they did not deal with any broker with respect to this Lease. The party who breaches this warranty shall defend, hold harmless, and indemnify the nonbreaching party from any claims or liability arising from the breach.

      12.02. Notices. Unless a Lease provision expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by registered or certified mail, postage prepaid, as follows:

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To Tenant:    Westwood Computer Corporation
              11 Diamond Road
              Springfield, NJ 07081
              Attention: Facilities Management
                         Leasing Administration


copy to:      Thomas A. Belton, Esquire
              DRINKER BIDDLE & REATH LLP
              105 College Road East
              P.O. Box 627
              Princeton, NJ 08542

and

To Landlord:  Westwood Property Holdings LLC
              11 Diamond Road
              Springfield, NJ 07081

      Either party may change these persons or addresses by giving notice as provided above. Notice shall be considered given and received on the latest original delivery or attempted delivery date as indicated on the postage receipt(s) of all persons and addresses to which notice is to be given.

      12.03. Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

      12.04. Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

      12.05. Headings. The section and paragraph captions and headings are for convenience of reference only and in no way shall be used to construe or limit the provisions set forth in this Lease.

      12.06. Binding on Successors. This Lease shall bind the parties' heirs, successors, representatives, and permitted assigns.

      12.07. Governing Law. This Lease shall be governed by the laws of the State of New Jersey.

      12.08. Recording. Recording of this Lease is prohibited except as allowed in this paragraph. At the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating this Lease's Term, its Commencement Date, and other information the parties agree to include.

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      12.09. Survival of Remedies. The parties' remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.

      12.10. Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute this Lease, and that no other signatures are necessary.

      12.11. Entire Agreement. This Lease contains the entire agreement between the parties regarding the Premises and Building.

      12.12. Modification. This Lease shall be modified only by a writing signed by both parties.

      12.13. Wavier of Landlord's Lien and Right of Distraint. Landlord hereby waives any landlord's liens or any rights of distraint or distress that Landlord may have under applicable law against any property of Tenant or of Tenant's parent, subsidiaries, affiliates, subtenants or licensees.

                         [Signatures on following page]

                                     - 16 -




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      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS:                                WESTWOOD PROPERTY HOLDINGS LLC

Illegible                                      Keith Grabel, member
___________________________             By: ____________________________
                                            Name:
                                            Title

WITNESS:                                WESTWOOD COMPUTER CORPORATION

Illegible                                        Mary Grabel, CEO
___________________________                 ____________________________
                                        Name:
                                        Title

                                     - 17 -




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                               EXHIBIT .A TO LEASE

                               LEGAL. DESCRIPTION

All the real property located in the Township of Springfield, County of Union, State of New Jersey and more particularly described as follows:

BEGINNING at a point in the northerly side of Diamond Road therein distant
825.54 feet easterly from the produced intersection thereof with the easterly side of Fadem Road; thence

1. along the said side of Diamond Road, tdorth 76 degrees 37 minutes 25 seconds East 213.00 feet to the lands of the Union County Park Commission; thence

2. along the same, curving northerly to the right with a radius of 696.00 feet, an arc distance of 407.77 feet; thence

3. still along the same, North 20 degrees 44 minutes 30 seconds East 42.00 feet; thence

4. still along the same, curving northerly to the left with a radius of 1,706.15 feet, an arc distance of 75.58 feet, to the lands of, now or formerly, Leslie; thence

5. along the same, curving westerly to the right with a radius of 36.79 feet, an arc distance of 55.96 feet; thence

6. still along the same, and along lands, now or formerly of W. Weber, curving westerly to the left with a radius of 303.00 feet, an arc distance of 159.17 feet; thence

7. along said Weber, South 73 degrees 22 minutes West 250.00 feet to the lands, now or formerly of Colonial Motor Court; thence

8. along the.sarne, South 16 degrees 38 minutes East 185.49 feet;thence

9. South 23 degrees 09 minutes 30 seconds East, 310.15 feet to the aforesaid side of Diamond Road,' at the point or place of BEGINNING.

NOTE FOR INFORMATION: The land referred to in this Commitment is commonly known as Lot(s) 9 in Block 3801 on the Tax Map of the Township of Springfield, County of Union.

                              EXHIBIT "B" TO LEASE


                          Schedule of Landlord Repairs


Description                                     Maximum Contribution by Landlord
-----------                                     --------------------------------

Roof                                               $173,967
HVAC                                               $202,700
Parking lot/building facing                        $297,375